Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Announces Second Quarter 2013 Financial Results

Residential megawatts (MWs) deployed grew 144% Year-Over-Year, estimated nominal contracted payments up to $1.4 billion, and positive net cash flow of $19 million before options/warrant exercise

SAN MATEO, Calif., August 7, 2013—SolarCity (Nasdaq: SCTY), a leading provider of clean energy, today announced financial results for the second quarter ended June 30, 2013.

“SolarCity delivered solid growth in its operating lease business in the second quarter, with cumulative customers, cumulative energy contracts, and estimated nominal contracted payments all close to doubling from the end of Q2 2012, while the momentum continued with a record month in residential bookings and deployments in July,” said Lyndon Rive, CEO. “Plus, Residential MWs deployed rose 144% Y/Y to drive total MW deployments to the highest quarterly rate yet at 53 MW,” continued Mr. Rive. “With positive net cash flow of $19.4 million (before options/warrant exercise) and estimated nominal contracted payments remaining rising to $1.4 billion, we are building a solid platform for steady, visible cash flow in the decades ahead.”

Q2 2013 Operating Highlights

In the second quarter of 2013, SolarCity continued to make progress in building out its platform for delivering cleaner and cheaper distributed energy. Key operating and development highlights in the quarter include:

•	MWs Deployed reached a new quarterly record of 53 MW as residential MWs deployed grew 144% year-over year to 43 MW. Cumulative total MWs deployed stood at 387 MW as of June 30, 2013.
•	MWs Booked totaled 69 MW.
•	Cumulative Energy Contracts signed and outstanding increased 105% over the prior twelve months (and 17% since the first quarter of 2013) to 54,650.
•	Cumulative Customers grew to 64,411, up 97% over the prior twelve months (and 15% since the first quarter of 2013).

Estimated Nominal Contracted Payments and Retained Value

Due to the long-term nature of its operating lease contracts—of up to 20 years—and the related GAAP accounting for such contracts, the Company views the following operating metrics as a better representation of its new sales activity and business outlook:

•	Estimated Nominal Contracted Payments Remaining of $1,409 million at June 30, 2013, up 15% from $1,222 million at March 31, 2013.

•	Retained Value forecast of $662 million at June 30, 2013, equating to retained value per watt forecast of $1.27/W at June 30, 2013.

Investing and Financing Activities

With each new Energy Contract, SolarCity creates a recurring, predictable cash flow stream. Its financial strategy is to maximize retained value for shareholders by covering Investing Activities with cash generated from Operating and Financing Activities.

Its Investing Activities are primarily comprised of the capital investment in distributed generation solar energy systems under long-term Energy Contracts with customers, while its Financing Activities represent the funding of its solar energy systems investments through its investor partners and lenders. Key highlights of SolarCity’s Investing and Financing Activities include:

•	Investments in Solar Energy Systems, Leased and to Be Leased, of $158.0 million bringing the cumulative total through the first six months of 2013 to $296.3 million

•	Undeployed Tax Equity Financing Capacity of 169 MW as of August 1, 2013

Q2 2013 GAAP Cash Flows

For the second quarter ended June 30, 2013, net cash provided by Operating Activities was $74.0 million, while net cash used in Investing Activities was $159.6 million and net cash provided by Financing Activities (before the exercise of stock options and common stock warrants) was $105.0 million.

Defined as Operating Cash Flows plus Financing Cash Flows net of Investing Cash Flows (excluding equity issuance) net cash flow of $19.4 million was generated in the quarter ended June 30, 2013. Cash and cash equivalents totaled $159.6 million as of June 30, 2013.

Condensed Statement of Cash Flows

$ in thousands	Three Months Ended:
Net Cash Provided (Used) In:	June 30, 2012	March 31, 2013	June 30, 2013
Operating activities	$38,421	$8,898	$74,039
Investing activities	($93,691)	($140,576)	($159,571)
Financing activities (before stock options/warrants exercise)	$25,571	$98,378	$104,978

Net cash provided (used) before stock options/warrants exercise	($29,699)	($33,300)	$19,446
Net cash provided by exercise of stock options/warrants	$810	$514	$12,866
Net increase (decrease) in cash and cash equivalents	($28,889)	($32,786)	$32,312

Q2 2013 GAAP Operating Income Statement

For the second quarter of 2013, Operating Lease revenue was $20.6 million, rising 79% from $11.5 million in the second quarter of 2012. Total revenue decreased (19%) year-over-year to $37.9 million due to a decline in Solar Energy Systems Sales revenue. The Company expects Solar Energy Systems sales revenue to fluctuate more widely than Operating Lease revenue from period to period given timing of revenue recognition.

Gross Profit was $15.5 million, growing 41% year-over-year from $11.0 million in the second quarter of 2012 and yielding Gross Profit Margin of 41%. Operating Lease gross margin was 65%.

Total Operating Expenses were $42.5 million, rising from $26.5 million in the second quarter of 2012, largely owing to higher employee compensation expenses and professional services fees. Loss from Operations was $27.0 million as compared to $15.5 million in the year-ago period. GAAP loss per share was ($0.31).

Non-GAAP Earnings per Share [EPS] Before Noncontrolling Interests

Beginning with this second quarter 2013 earnings report and subsequently on a go-forward basis, the Company will be highlighting non-GAAP earnings per share based on Earnings Before Net Income (Loss) Attributable to Noncontrolling Interests per Share.

Under GAAP accounting, the Company reports net income (loss) attributable to noncontrolling interests to reflect the Company’s joint venture fund investors’ allocable share in the results of the Company’s joint venture financing funds. Income (loss) attributable to noncontrolling interests is calculated based primarily on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. Accordingly, the Company will also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests per share, which it views as a better measure of its operating performance.

While GAAP EPS is based upon net income (loss) attributable to common stockholders, non-GAAP EPS is based upon net income (loss) with the only difference between GAAP EPS and non-GAAP EPS being net income (loss) attributable to non-controlling interests.

Under this definition, the Company reported second quarter 2013 non-GAAP earnings before noncontrolling interests per share of ($0.43). See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Guidance for Q3 2013 and Update to 2013 Outlook

For Q3 2013, the Company expects to deploy between 70 MW and 77 MW.

For Q3 2013, the Company also expects:

•	GAAP Operating Lease Revenue: $21 million - $23 million
•	GAAP Solar Energy Systems Sale Revenue: $15 million - $25 million
•	GAAP Gross Margin: 30% - 40%
•	GAAP Operating Expenses: $45 million - $50 million
•	Non-GAAP EPS (before Income (Loss) Attributable to Noncontrolling Interests): ($0.50) – ($0.60)

The Company will not be providing GAAP EPS guidance.

For 2013, the Company reaffirms its guidance for MWs deployed of 270 MW, which it raised from 250 MW in June 2013. In addition, the Company continues to expect to turn consistently net cash flow positive on a go-forward basis by Q4 2013.

Earnings Conference Call

The Company will hold a conference call today to discuss its second quarter results and its outlook for the remainder of 2013 at 5:00 pm Eastern. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at http:// investors.solarcity.com.

Participants should follow the instructions provided on the website to download and install the necessary audio applications. In addition, an earnings related presentation will be available on the Company’s Investor Relations site at 5:00 pm Eastern. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 418284. The replay will be available until August 14, 2013.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company offers solar power, energy efficiency and electric vehicle services, and makes clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 14 states and signs a new customer every five minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This presentation contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s customer and market growth opportunities, financial strategies for cash generation and increasing shareholder value, the timing and amount of deployment of megawatts (including megawatts currently in backlog), the retained value under energy contracts and of contract renewals, the amount of megawatts that can be deployed based on committed available financing, forecasted cash flow in 2013, expected future GAAP and non-GAAP income statement results, additional financial and operational forecasts to be discussed during the conference call referenced in this release, and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements, including the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, consumer default rates, higher-than-anticipated operations, maintenance, insurance, administrative, and inverter costs, assumptions related to available financing, risks that consumers who have executed energy contracts included in reported nominal contracted payments remaining, retained value, and MW booked, may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission and identifies certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)	December 31, 2012	June 30, 2013

	(audited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 160,080	$ 159,606
Restricted cash	7,516	6,031
Accounts receivable, net	25,145	23,988
Rebates receivable	17,501	20,235
Inventories	87,903	68,735
Deferred income tax asset	5,770	5,377
Prepaid expenses and other current assets	11,502	25,831

Total current assets	315,417	309,803

Restricted cash	2,810	1,984
Solar energy systems – net	1,002,184	1,278,880
Property, plant and equipment – net	18,635	19,862
Other assets	22,796	27,675

Total assets	$1,361,842	$1,638,204

Liabilities and equity
Current liabilities:
Accounts payable	$ 62,986	$ 77,705
Distributions payable to noncontrolling interests	12,028	26,935
Current portion of deferred U.S. Treasury grants income	11,376	14,809
Accrued and other current liabilities	52,334	43,743
Customer deposits	8,753	7,818
Current portion of deferred revenue	31,516	37,949
Current portion of long-term debt	20,613	8,702
Current portion of lease pass-through financing obligation	13,622	27,939
Current portion of sale leaseback financing obligation	389	403

Total current liabilities	213,617	246,003

Deferred revenue, net of current portion	204,396	277,827
Long-term debt, net of current portion	83,533	115,213
Long-term deferred tax liability	5,790	5,400
Lease passthrough financing obligation, net of current portion	125,884	104,662
Sale leaseback financing obligation, net of current portion	14,755	14,550
Deferred U.S. Treasury grants income, net of current portion	286,884	393,268
Other liabilities	112,056	149,854

Total liabilities	1,046,915	1,306,777

Stockholders' equity:
Common stock	7	7
Additional paid-in capital	325,705	348,081
Accumulated deficit	(111,392)	(166,271)

Total stockholders' equity	214,320	181,817
Noncontrolling interests in subsidiaries	100,607	149,610

Total equity	314,927	331,427

Total liabilities and equity	$1,361,842	$1,638,204

SolarCity Corporation

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)	Three Months Ended
	June 30, 2012	June 30, 2013
	(unaudited)	(unaudited)

Revenue:
Operating leases	$11,528	$20,608
Solar energy systems sales	35,046	17,341

Total revenue	46,574	37,949

Cost of revenue:
Operating leases	3,710	7,223
Solar energy systems sales	31,899	15,247

Total cost of revenue	35,609	22,470

Gross profit	10,965	15,479

Operating expenses:
Sales and marketing	15,700	21,344
General and administrative	10,788	21,176

Total operating expenses	26,488	42,520

Loss from operations	(15,523)	(27,041)
Interest expense, net	4,841	5,421
Other expense, net	1,455	162

Loss before income taxes	(21,819)	(32,624)
Income tax provision	(30)	(25)

Net loss	(21,849)	(32,649)
Net income (loss) attributable to noncontrolling interests	3,984	(8,764)

Net loss attributable to stockholders	$(25,833)	$(23,885)

Net loss per share attributable to common stockholders:
Basic	$(2.37)	$(0.31)
Diluted	$(2.37)	$(0.31)
Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic	10,897,198	76,529,698
Diluted	10,897,198	76,529,698

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

	Six months ended
(In Thousands)	June 30,	June 30,

	2012	2013
	(Unaudited)

Operating activities:
Net loss	$(48,911)	$(60,804)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss on disposal of property, plant and equipment	10	–
Depreciation and amortization net of amortization of deferred U.S. Treasury grant income	9,021	15,989
Interest on lease pass-thorough financing obligation	4,939	6,869
Stock-based compensation	4,713	8,996
Revaluation of convertible redeemable preferred stock warrants	9,557	–
Revaluation of preferred stock forward contract	350	–
Deferred income taxes	6	3
Reduction in lease pass-through financing obligation	(7,290)	(14,239)
Changes in operating assets and liabilities:
Restricted cash	(381)	(1,591)
Accounts receivable	(16,396)	1,157
Rebates receivable	652	(2,734)
Inventories	2,153	19,168
Prepaid expenses and other current assets	(2,941)	(12,717)
Other assets	(5,132)	(2,190)
Accounts payable	(68,075)	14,719
Accrued and other liabilities	21,744	31,382
Customer deposits	(5,025)	(935)
Deferred revenue	62,542	79,864

Net cash provided by (used in) operating activities	(38,464)	82,937
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(174,552)	(296,254)
Purchase of property and equipment	(5,970)	(3,893)

Net cash used in investing activities	(180,522)	(300,147)

Financing activities:
Investment fund financings and bank borrowings:
Borrowings under long-term debt	60,532	34,464
Repayments of long-term debt	(18,127)	(18,616)
Borrowings under bank line of credit	19,418	–
Repayments of sale-leaseback financing obligation	(178)	(191)
Proceeds from lease pass-through financing obligation	123,593	20,592
Repayment of capital lease obligations	(15,582)	(1,212)
Proceeds from investment by noncontrolling interests in subsidiaries	21,795	146,071
Distributions paid to noncontrolling interest in a subsidiary	(91,298)	(76,236)
Proceeds from U.S. Treasury grants	48,076	98,484

Net cash provided by financing activites before equity issuances	148,229	203,356
Equity issuances:
Proceeds from exercise of stock options	1,197	5,346
Proceeds from the exercise of convertible redeemable preferred stock	80,868	–
Proceeds from exercise of common stock warrants	–	8,034

Net cash provided by equity issuances	82,065	13,380

Net cash provided by financing activities	230,294	216,736

Net increase in cash and cash equivalents	11,308	(474)
Cash and cash equivalents, beginning of period	50,471	160,080

Cash and cash equivalents, end of period	$61,779	$159,606

Reconcilation from GAAP EPS to Non-GAAP EPS:

in thousands except per share	GAAP Net Loss Attributable to Stockholders	GAAP Net Loss Attributable to Noncontrolling Interests	Non-GAAP Net Loss Before Noncontrolling Interests
Net loss	($23,885)	($8,764)	($32,649)
/ Weighted Average Common Shares Outstanding	76,530	76,530	76,530

= Net Loss Per Share	($0.31)	($0.11)	($0.43)

Operating Activity Metrics:

	Q2 2012	Q1 2013	Q2 2013	Cumulative
MW Deployed	31	46	53	387
New Customers	5,200	8,773	8,559	64,411
New Energy Contracts Outstanding	4,760	7,363	8,087	54,650
Estimated Nominal Contracted Payments Remaining - $m				$1,409

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

“Customers” includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts signed during the applicable period net of cancellations during the applicable period. This metric includes solar energy systems booked under Energy Contracts as well as solar energy system direct sales.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as solar energy system direct sales.

“Nominal Contracted Payments Remaining” equals the sum of cash payments obligated to be paid to us under our Energy Contracts over the remaining term of such contracts. This metric includes Energy Contracts for solar energy systems already deployed and in Backlog. As an example, if a customer is 2 years into her 20 year contract, then 18 years of contract payments remain. As an additional example, if a customer chose to pre-pay her Energy Contract, then it is included in Nominal Contracted Payments Remaining only while it is in Backlog as the pre-payment has not been received. Payments for direct sales are not included.

“Retained Value” forecast represents the sum of both “Retained Value under Energy Contract” and “Retained Value Renewal.” Retained Value Under Energy Contract represents the forecasted net present value of Nominal Contracted Payments Remaining and estimated performance-based incentives allocated to us, net of amounts we are obligated to distribute to our fund investors, upfront rebates, depreciation, renewable energy certificates, solar renewable energy certificates and estimated operations and maintenance, insurance, administrative and inverter replacement costs. This metric includes Energy Contracts for solar energy systems deployed and in Backlog. Retained Value of Renewal represents the forecasted net present value of the payments SolarCity would receive upon Energy Contract renewal through a total term of 30 years, assuming all Energy Contracts are renewed at a rate equal to 90% of the contractual rate in effect at expiration of the initial term. This metric is net of estimated operations and maintenance, insurance, administrative and inverter replacement costs and includes Energy Contracts for solar energy systems deployed and in Backlog. Our calculation of retained value assumes a discount rate of 6%.

“Retained Value per Watt” is computed by dividing cumulative retained value as of such date by a sum of total MWs deployed under Energy Contracts as of such date plus MWs booked under Energy Contracts as of such date but not yet deployed.

“Undeployed Tax Equity Financing Capacity” represents a forecast of the amount of MW that can be deployed based on committed available tax equity financing for Energy Contracts.

Investor Contact

Aaron Chew

investors@solarcity.com